Exhibit 99.1
For Immediate Release

Contacts:	Ken Sternad, Public Relations 404-828-6124 Andy Dolny, Investor Relations 404-828-8901
UPS TO PROVIDE LIFT
FOR DHL AIR EXPRESS PACKAGES
IN NORTH AMERICA
     ATLANTA, May 28, 2008 — UPS (NYSE:UPS) today announced it will work with DHL Express U.S. toward an agreement to provide transportation in its air network for all of DHL’s express, deferred and international package volume within the United States. UPS also would provide air lift for DHL packages between the United States, Canada and Mexico.
     A final contract is anticipated later this year. The agreement, when finalized, would be expected to extend for 10 years and produce up to $1 billion in additional annual revenue for UPS. The company said it would begin phasing in a limited amount of volume in 2008 with ramp up in 2009.
     “We believe this arrangement with DHL would represent a wise use of our assets and network capacity while creating a substantial and profitable revenue stream for our company,” said David Abney, UPS’s chief operating officer. “We plan to move forward quickly on the final contract.”
     The agreement would not involve the pick-up or delivery of DHL packages to their customers, only the transport of packages, primarily between airports, in North America. As such, the work will be similar to that currently performed by UPS for the U.S. Postal Service.
     UPS will be able to handle much of the anticipated new volume in its existing air network, although additional capacity will be added beginning in 2009 upon full implementation. The total amount of capacity needed will be determined at that time; however, UPS is currently scheduled to take delivery of seven new aircraft in 2008 and another five in 2009. The company is also well along on a $1 billion expansion of its UPS Worldport® air hub in Louisville, Ky.
- more -

2-2-2
     The arrangement with UPS is part of a broader U.S. restructuring announced today by Deutsche Post World Net at a press conference in Bonn, Germany.
     “We want to emphasize that this would be a relatively straightforward air lift agreement and that UPS and DHL will continue to compete in the marketplace under their own brands,” Abney added. “UPS brings to customers its own unique value proposition. By providing these services to DHL, UPS will not be diminishing its competitive position or ability to differentiate itself with customers.”
     UPS (NYSE: UPS) is the world’s largest package delivery company and a global leader in supply chain and freight services. With a daily delivery volume of 15.8 million packages, UPS offers the broadest portfolio of package delivery services in the industry and an extensive range of other distribution-related solutions. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide and employs more than 425,000 people. The company can be found on the Web at UPS.com. To get UPS news direct, visit pressroom.ups.com/RSS.
# # #
     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.